UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934, as amended

Date of Report:  August 3, 2006

Date of earliest event reported:  August 2, 2006

THE PEP BOYS — MANNY, MOE & JACK

(Exact Name of Registrant Specified in Charter)

Pennsylvania	1-3381	23-0962915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3111 W. Allegheny Ave. Philadelphia, PA	19132
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code:  215-430-9000

(not applicable)

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 2, 2006, The Pep Boys — Manny, Moe & Jack (the “Company”) entered into an agreement (the “Agreement”) with a group of investors led by Barington Capital Group, L.P. (such entities, collectively, the “Barington Group”) that will avoid a proxy contest for the election of directors at the Company’s 2006 annual meeting of shareholders scheduled for October 19, 2006.  Collectively, the Barington Group is the beneficial owner of approximately 9.9% of the Company’s outstanding shares of common stock.

Pursuant to the Agreement, the Board of Directors (the “Board”) has authorized an increase in the size of the Board from nine to ten directors and to appoint four new directors proposed by the Barington Group to the Board.  Each of Max L. Lukens, former CEO, President and Chairman of both Stewart & Stevenson Services, Inc. and Baker Hughes Incorporated, James A. Mitarotonda, the Chairman and CEO of Barington Capital Group, L.P., and James A. Williams, President and CEO of Gold Toe Brands, Inc., has been appointed to serve as a director of the Company until its 2006 annual meeting of shareholders.   Additionally, Alan S. Bernikow, former Deputy Chief Executive Officer of Deloitte & Touche LLP, has been chosen to join the Board subject to required approval by his former employer.  Should Mr. Bernikow not receive the necessary approval, or if he is unable to serve for any other reason, then the Barington Group will propose another person to fill the Board vacancy.  The Company has also agreed to include each of Messrs. Bernikow, Lukens, Mitarotonda and Williams (collectively, the “Barington Directors”) in the Board’s slate of directors for election at the Company’s 2006 and 2007 annual meetings of shareholders and to appoint a Barington Director to each standing and special committee of the Board, including the special committee that has been formed to search for a new chief executive officer of the Company.

The Company has agreed to implement a regular evaluation of the Company’s  rights agreement (shareholders rights plan) by the Board’s independent directors and to permit the redemption of the rights agreement by the Board rather than the Board’s independent directors.  The Company has also agreed to reimburse the Barington Group for its expenses of up to $200,000 incurred in connection with its Schedule 13D filings, proxy solicitation activities and certain related matters.

In addition to agreeing not to nominate persons for election as directors at the 2006 annual meeting, the Barington Group has agreed to abide by certain standstill provisions until the Company’s 2008 annual meeting of shareholders.

A copy of the Agreement is attached as Exhibit 10.1 to this Form 8-K.  A copy of the joint press release announcing the Agreement is attached as Exhibit 99.1 to this Form 8-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 2, 2006, directors Malcolmn D. Pryor and Benjamin Strauss tendered their resignations to the Board of Directors.

On August 2, 2006, each of Max L. Lukens, James A. Mitarotonda and James A. Williams was appointed to the Board to serve until the 2006 annual meeting of shareholders pursuant to the Agreement.  In addition, Alan S. Bernikow has been chosen to join the Board subject to required approval by his former employer.

On August 2, 2006, Robert H. Hotz was named Lead Independent Director.

Pursuant to the terms of the Agreement, each of the current committees of the Board are to be reconstituted as follows:

Audit Committee: M. Shân Atkins (chair); Robert H. Hotz; Max L. Lukens; and Jane Scaccetti.

Human Resources Committee: Peter A. Bassi (chair); John T. Sweetwood and James A. Williams.

Nominating and Governance Committee: John T. Sweetwood (chair); Peter A. Bassi; and James A. Mitaratonda.

Special CEO Search Committee: John T. Sweetwood (chair); M Shân Atkins; Peter A. Bassi; and James A. Mitarotonda. On August 2, 2006, the Board approved the payment of a $15,000 one-time retainer to each member of this committee.

Special Shareholder Rights Plan Committee: M. Shân Atkins (chair); Robert H. Hotz; and John T. Sweetwood.

Upon his appointment to the Board, Mr. Bernikow will serve as a member of the Human Resource Committee and Special Shareholder Rights Plan Committee.

Except as contemplated in the Agreement, none of the Barington Directors have any direct or indirect interest in any transactions to which the Company, or its subsidiaries, was or is to be a party.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Agreement dated August 2, 2006, between the Company and the Barington Group.

99.1	Press release dated August 3, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ THE PEP BOYS — MANNY, MOE & JACK

Date: August 3, 2006